As filed with the Securities and Exchange Commission on October 28, 2013

Registration No. 333- ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement under the Securities Act of 1933

MORGAN’S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-0562210
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4829 Galaxy Parkway, Suite S, Cleveland, OH	44128
(Address of Principal Executive Offices)	(Zip Code)

Morgan’s Foods, Inc. Long-Term Incentive Plan
(Full title of the plan)

James J. Liguori President & Interim Chief Executive Officer Morgan’s Foods, Inc. 4829 Galaxy Parkway, Suite S Cleveland, OH 44128
(Name and address of agent for service)

(216) 359-9000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller Reporting Company ☑

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	150,000(1)	$3.50(2)	$525,000	$67.62

(1)     Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable pursuant to the anti-dilution provisions of the plan.

(2)     Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee is based on $3.50, the average of high and low prices on October 23, 2013, of the Registrant’s Common Shares as reported on the OTC BB.

PART II

Information Required to be in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The documents listed in (a) through (d) below are incorporated by reference into this Registration Statement. All documents subsequently filed by Morgan’s Foods, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

(a)           The Registrant’s Annual Report on Form 10-K (the “2013 Form 10-K”) for the fiscal year ended March 3, 2013;

(b)           All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since March 3, 2013, including the Form 10-Q for the quarters ended May 26, 2013 and August 18, 2013, and any amendments thereto, and the Current Reports on Form 8-K filed with the Commission on April 15, 2013, April 15, 2013, July 9, 2013, August 22, 2013 and October 25, 2013;

(c)           The information contained in the Registrant’s Proxy Statement dated June 13, 2013, for its Annual Meeting of Shareholders held on July 2, 2013, that has been incorporated by reference in the 2013 Form 10-K and was filed with the Commission on Schedule 14A on June 12, 2013; and

(d)           The description of the Registrant’s Common Shares as contained in a Registrant’s Current Report on Form 8-K filed with the Commission on October 25, 2013, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.

The Registrant’s Amended Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was an officer or director of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the officer or director is entitled to indemnification. The Amended Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such officer, employee or agent against such liability under the provisions of the Amended Code of Regulations of the Registrant.

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

The Registrant also has entered into an Indemnification Agreement (the “Indemnification Agreement”) with the following officers and directors (each an “Indemnified Person”):

Dated June 23, 2011:

Marilyn A. Eisele, Director

Steven S. Kaufman, Director

Bernard Lerner, Director

James J. Liguori, President and Interim Chief Executive Officer, Director

Kenneth L. Hignett, Executive Vice President, Chief Financial Officer

Ramesh J. Gursahaney, Vice President, Operations Services

Vincent J. Oddi, Vice President, Restaurant Development

Dated February 20, 2012:

James Pappas, Chairman, Director

In order to address potential limitations in directors and officers (“D&O”) insurance and to induce the Indemnified Person to continue to serve as an officer and/or director of the Registrant, the Registrant entered into the Indemnification Agreement with the Indemnified Person. In consideration of the continued service as an officer and/or director of the Registrant the Indemnification Agreement provides that the Registrant will indemnify the Indemnified Person to the fullest extent not otherwise prohibited by the statute or other applicable law, including without limitation indemnity against any and all costs and expenses, in connection with any threatened, pending, or completed action, suit or proceeding, arbitration or other alternative dispute resolution mechanism, whether domestic or foreign, whether civil, criminal, administrative, or investigative, to which the Indemnified Person is or at any time becomes a party, or is threatened to be made a party, as a result, directly or indirectly, of serving at any time: (i) as a director, officer or agent of the Registrant; or (ii) at the request of the Registrant as a director, officer, trustee, fiduciary, manager, member, or agent of a corporation, partnership, trust, limited liability company, director benefit plan, or other enterprise or entity, whether domestic or foreign.

Under the Indemnification Agreement there is no Registrant indemnity obligation (i) except to the extent that the aggregate amount of losses to be indemnified exceed the aggregate amount of such losses for which the Indemnified Person is actually paid or reimbursed pursuant to D&O insurance, if any, which may be purchased and maintained by the Registrant or any of its subsidiaries; (ii) on account of any proceeding in which judgment is rendered against the Indemnified Person for an accounting of profits made from the purchase or sale of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended; (iii) on account of the Indemnified Person’s conduct which is determined to have been knowingly fraudulent, deliberately dishonest, or willful misconduct, except to the extent such indemnity is otherwise permitted under the statute; (iv) with respect to any remuneration paid to Indemnified Person determined by a court having jurisdiction to have been in violation of law; and (v) if it shall have been determined by a court having jurisdiction that indemnification is not lawful.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Morgan’s Foods, Inc. (1)

4.2	Amended and Restated Code of Regulations of Morgan’s Foods, Inc. (2)

4.3	Morgan’s Foods, Inc. Long-Term Incentive Plan (3)

5.1	Opinion of Tucker Ellis LLP as to legality of the Common Shares being registered

23.1	Consent of Tucker Ellis LLP (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included at page II-5)

________________________

(1)	Incorporated by reference from the Registrant’s Form 10-Q for the quarter ended May 20, 2012.

(2)	Incorporated by reference from the Registrant’s Form 10-K for the year ended February 28, 2010.

(3)	Incorporated by reference from the Registrant’s Form 8-K filed on April 15, 2013.

Item 9.	Undertakings.

(a)     The Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on October 28, 2013.

MORGAN’S FOODS, INC. By: /s/ Kenneth L. Hignett Kenneth L. Hignett Executive Vice President, Chief Financial Officer & Secretary

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Liguori and Kenneth L. Hignett, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed on October 28, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ James J. Liguori	President, Interim Chief Executive Officer, and Director
James J. Liguori	(Principal Executive Officer)

/s/ Kenneth L. Hignett	Executive Vice President, Chief Financial Officer &
Kenneth L. Hignett	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ James C. Pappas	Director & Chairman of the Board
James C. Pappas

/s/ Bernard Lerner	Director
Bernard Lerner

/s/ Marilyn A. Eisele	Director
Marilyn A. Eisele

/s/ Steven S. Kaufman	Director
Steven S. Kaufman

/s/ Jefferson P. Gramm	Director
Jefferson P. Gramm

/s/ Jacob J. Saour	Director
Jacob J. Saour

Exhibit Index

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Morgan’s Foods, Inc. (1)

4.2	Amended and Restated Code of Regulations of Morgan’s Foods, Inc. (2)

4.3	Morgan’s Foods, Inc. Long-Term Incentive Plan (3)

5.1	Opinion of Tucker Ellis LLP as to legality of the Common Shares being registered

23.1	Consent of Tucker Ellis LLP (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included at page II-5)

 _______________________

(1)	Incorporated by reference from the Registrant’s Form 10-Q for the quarter ended May 20, 2012.

(2)	Incorporated by reference from the Registrant’s Form 10-K for the year ended February 28, 2010.

(3)	Incorporated by reference from the Registrant’s Form 8-K filed on April 15, 2013.